Exhibit 99.1

News and Information
Mark A. Rozelle
Media Relations
(203) 622-3520
UST ANNOUNCES AGREEMENT TO SELL ITS GREENWICH, CONN. HEADQUARTERS
GREENWICH, Conn., Feb. 2, 2007 – UST Inc. (NYSE: UST), has entered into a definitive agreement to sell its corporate headquarters located in Greenwich, Conn. for $130 million to Antares Investment Partners, LLC. The transaction is expected to close in approximately one month.
“As part of Project Momentum, our goal was to sell our building to unlock its considerable value to benefit shareholders, and that has clearly occurred,” said Murray S. Kessler, UST president and chief executive officer. “We are pleased with the terms and speed at which the agreement was reached.”
As disclosed in an 8-K the Company filed with the Securities and Exchange Commission today, once completed, the net proceeds from this transaction are anticipated to generate approximately $62 million in additional net earnings, or $.39 per diluted share for the year. This transaction will also generate incremental net cash of approximately $85 million. The Company will be discussing the use of the proceeds and issuing revised GAAP diluted earnings per share guidance when it releases first quarter 2007 results in April.
The Company announced its intent to relocate its headquarters in the summer of 2006 as part of Project Momentum, a Company-wide $100 million-plus cost reduction initiative which will provide greater financial flexibility to accelerate growth and meet competitive challenges. The highly sought after piece of property generated considerable interest once the bidding process began in mid-December.
As part of the agreement, UST will remain in the building until it moves to its new headquarters at 6 High Ridge Park in nearby Stamford, Conn. in Sept. 2007.
“As much as we will miss Greenwich, a community we have been a part of since 1970, we can now focus on relocating to our new home in Stamford and all that it has to offer our employees,” said Kessler.
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UST Inc. is a holding company for its principal subsidiaries: U.S. Smokeless Tobacco Company and International Wine & Spirits Ltd. U.S. Smokeless Tobacco Company is a leading producer and marketer of moist smokeless tobacco products including Copenhagen, Skoal, Red Seal and Husky. International Wine & Spirits Ltd. produces and markets premium wines including Chateau Ste. Michelle, Columbia Crest, Conn Creek and Villa Mt. Eden, as well as distributes and markets Antinori products in the U.S.
Statements included in this press release that are not historical in nature are forward-looking statements made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements regarding the company’s future performance and financial results are subject to a variety of risks and uncertainties that could cause actual results and outcomes to differ materially from those described in any forward-looking statement made by the company. These risks and uncertainties include uncertainties associated with ongoing and future litigation relating to product liability, antitrust and other matters and legal and other regulatory initiatives; federal and state legislation, including actual and potential excise tax increases, and marketing restrictions relating to matters such as adult sampling, minimum age of purchase, self service displays and flavors; competition from other companies, including any new entrants in the marketplace; wholesaler ordering patterns; consumer preferences, including those relating to premium and price value brands and receptiveness to new product introductions and marketing and other promotional programs; the cost of tobacco leaf and other raw materials; conditions in capital markets; and other factors described in the company’s Annual

Report on Form 10-K for the year ended December 31, 2005. Forward-looking statements made by the company are based on its knowledge of its businesses and the environment in which it operates as of the date on which the statements were made. Due to these risks and uncertainties, as well as matters beyond the control of the company which can affect forward looking statements, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The company undertakes no duty to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.